ADVENTRX PHARMACEUTICALS REPORTS
SECOND QUARTER FINANCIAL RESULTS

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO – August 12, 2009 – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today reported financial results for the three and six months ended June 30, 2009.

“Following our recent successful fundraisings, we believe we have the capital to complete and submit a New Drug Application (NDA) for ANX-530 to the U.S. Food and Drug Administration later this year,” said Brian M. Culley, Principal Executive Officer at ADVENTRX. “Our financial results reflect a commitment to careful cash management and deployment, such as for the manufacturing work we re-started in June and successfully completed earlier this month, a key step toward our first NDA submission.”

Second Quarter Financial Results

For the three months ended June 30, 2009, ADVENTRX’s net loss applicable to common stock was $3.8 million, or $0.04 per share, compared with a net loss applicable to common stock of $6.4 million, or $0.07 per share, for the comparable period in 2008. Included in the net loss applicable to common stock for the 2009 second quarter was a non-cash deemed dividend expense of $1.2 million incurred in connection with the Company’s June 2009 equity financing. Net loss for the three months ended June 30, 2009, which does not reflect the deemed dividend expense, was $2.6 million. Included in both net loss and net loss applicable to common stock were charges associated with the Company’s reductions in force made in October 2008, and January and March 2009.

Research and development (R&D) expenses in the second quarter of 2009 were $1.5 million, a decrease of $3.1 million, or 68%,,compared with R&D expenses of $4.5 million in the second quarter of 2008. The decrease was primarily due to a $1.1 million decrease in external clinical trial expenses related to ANX-510, a $0.1 million decrease in external clinical trial expenses related to ANX-514, a $1.2 million decrease in non-clinical expenses related to ANX-514, a $0.6 million decrease in personnel expenses and a $0.1 million decrease in share-based compensation expense.

Selling, general and administrative (SG&A) expenses in the second quarter of 2009 were $1.1 million, a decrease of $1.6 million, or 59%, compared with SG&A expenses of $2.6 million in the second quarter of 2008. The decrease was primarily due to a $1.1 million decrease in personnel costs, a $0.1 million decrease in share-based compensation expense, a $0.2 million decrease in legal and professional services, a $0.1 million decrease in market research expenses and a $0.1 million decrease in travel expenses.

Year-to-Date Financial Results

For the six months ended June 30, 2009, ADVENTRX’s net loss applicable to common stock was $7.0 million, or $0.08 per share, compared with a net loss applicable to common stock of $12.4 million, or $0.14 per share, for the comparable period in 2008. Included in the net loss for the 2009 period was a non-cash deemed dividend expense of $1.2 million incurred in connection with the Company’s June 2009 equity financing. Net loss for the six months ended June 30, 2009, which does not reflect the deemed dividend expense, was $5.8 million. Included in both net loss and net loss applicable to common stock were charges associated with the Company’s reductions in force made in October 2008, and January and March 2009.

R&D expenses for the first half of 2009 were $3.1 million, a decrease of $5.2 million, or 63%, compared with R&D expenses of $8.3 million in the first half of 2008. The decrease was primarily due to a $1.3 million decrease in external clinical trial expenses related to ANX-510, a $1.8 million decrease in non-clinical expenses related to ANX-514, a $0.2 million decrease in non-clinical expenses related to ANX-201 and ANX-211, a $0.2 million decrease in non-clinical expenses related to ANX-530, a $1.1 million decrease in personnel costs and a $0.5 million decrease in share-based compensation expense, offset by a $0.1 million increase in external clinical trial expenses related to ANX-514.

SG&A expenses in the first half of 2009 were $2.9 million, a decrease of $2.2 million, or 43%, compared with SG&A expenses of $5.0 million in the first half of 2008. The decrease was primarily due to a $1.1 million decrease in personnel costs, a $0.3 million decrease related to share-based compensation expense, a $0.4 million decrease in legal and professional services, a $0.1 million decrease in market research expenses, a $0.2 million decrease in travel expenses, and a $0.1 million decrease in insurance related expenses.

Balance Sheet Highlights

As of June 30, 2009, the Company had cash and cash equivalents of $5.4 million and stockholders’ equity of $2.3 million.

Conference Call and Webcast

ADVENTRX will hold a conference call today beginning at 4:30 p.m. Eastern time to review financial results for the second quarter and provide an update on its business. Individuals interested in listening to the conference call may do so by dialing (866) 305-6438 for domestic callers, or (706) 679-7161 for international callers, or from the webcast on the investor relations section of the Company’s Web site at www.adventrx.com. A 48-hour telephone replay will be available approximately one hour after the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 23355569. The webcast will be available on the Company’s Web site for 14 days following the completion of the call.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a biopharmaceutical company whose product candidates are designed to improve the safety of existing cancer treatments. More information can be found on the Company’s website at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will be unable to raise sufficient additional capital on a timely basis to submit an NDA for ANX-530, to fund operations or pre-launch activities during the FDA review period if an NDA is submitted or launch activities should an NDA for ANX-530 be approved; the risk that ADVENTRX will be unable to raise sufficient additional capital on a timely basis to continue as a going concern; the risk that ADVENTRX will seek protection under the provisions of the U.S. Bankruptcy Code; the risk that ADVENTRX will reassess the results of the ANX-530 bioequivalence study and determine to conduct additional bioequivalence studies of ANX-530, including in humans; the potential for regulatory authorities to require additional preclinical work and/or clinical activities to support regulatory filings, including prior to the submission or the approval of an NDA for ANX-530, which activities may increase the cost and timeline to NDA submission or approval; the risk the FDA will determine that ANX-530 and Navelbine® are not bioequivalent, including as a result of performing pharmacokinetic equivalence analysis based on a patient population other than the population on which ADVENTRX based its analysis; the risk of investigator bias in reporting adverse events as a result of the open-label nature of the ANX-530 bioequivalence study, including bias that increased the reporting of adverse events associated with Navelbine and/or that decreased the reporting of adverse events associated with ANX-530; difficulties or delays in manufacturing, obtaining regulatory approval for and marketing ANX-530, including validating commercial manufacturing processes and manufacturers, as well as suppliers; the risk that the performance of third parties on whom ADVENTRX relies to conduct its studies or evaluate the data, including clinical investigators, expert data monitoring committees, contract laboratories and contract research organizations, may be substandard, or they may fail to perform as expected; the risk that ADVENTRX’s significantly reduced workforce and leadership by officers who do not have substantial previous experience in executive leadership roles will negatively impact its ability to raise capital or maintain effective disclosure controls and procedures or internal control over financial reporting; the risk that ADVENTRX’s common stock will be delisted by the NYSE Amex, including as a result of failing to comply with applicable stockholder approval requirements or to maintain sufficient stockholders’ equity or a sufficient stock price; the risk that ADVENTRX will be unable to file timely required reports with the Securities and Exchange Commission; the risk that ADVENTRX will trigger a “maintenance failure” under that certain Rights Agreement, dated July 27, 2005, as amended, and be required to pay liquidated damages, including as a result of losing its eligibility to use Form S-3 if its common stock is delisted from the NYSE Amex or ADVENTRX is not timely in its filings with the Securities and Exchange Commission; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement as set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Contact:
ADVENTRX Pharmaceuticals
Brian Culley, Principal Executive Officer
858-552-0866

Investor Contact:
Lippert/Heilshorn & Associates, Inc.
Don Markley (dmarkley@lhai.com)
310-691-7100[Tables to Follow]

	ADVENTRX Pharmaceuticals, Inc.
	(A Development Stage Enterprise)
	Summary Consolidated Financial Information
	(In 000s except for per share data)
Consolidated Statement of Operations Data:
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$—	$500	$300	$500
Operating expenses:
Research and development	1,455	4,511	3,102	8,332
Selling, general and administrative	1,071	2,636	2,851	5,001
Depreciation and amortization	26	45	58	91
Total operating expenses	2,552	7,192	6,011	13,423
Loss from operations	(2,552)	(6,691)	(5,711)	(12,923)
Interest / Other income	(43)	266	(41)	565
Loss before income taxes	(2,596)	(6,426)	(5,753)	(12,359)
Provision for income taxes	—	—	—	—
Net loss	$(2,596)	$(6,426)	$(5,753)	$(12,359)
Deemed Dividends on preferred stock	(1,232)	—	(1,232)	—
Net Loss applicable to common stock	$(3,828)	$(6,426)	$(6,985)	$(12,359)
Net loss per share – basic and diluted	$(0.04)	$(0.07)	$(0.08)	$(0.14)
Weighted average shares – basic and diluted	93,389	90,253	91,838	90,253
Balance Sheet Data:
	June 30,	December 31,
	2009	2008
	(unaudited)
Total cash and investments in securities	$5,419	$9,850
Total current assets	6,024	10,450
Total current liabilities	3,871	3,871
Stockholders’ equity	2,296	6,000

# # #